                                                                     Exhibit 4.8



                                                                  EXECUTION COPY



                  THIS WARRANT, AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED IN ACCORDANCE WITH SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR IT IS ESTABLISHED TO THE REASONABLE SATISFACTION OF WASTE-QUIP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                  THIS WARRANT IS SUBJECT TO RESTRICTIONS ON
                  TRANSFER SET FORTH HEREIN.

                  THE SECURITIES ISSUABLE UPON EXERCISE HEREOF
                  ARE SUBJECT TO RESTRICTIONS ON TRANSFER
                  CONTAINED IN THE AMENDED AND RESTATED CODE OF REGULATIONS OF THE CORPORATION, DATED AUGUST 1, 1991 AS AMENDED. THE CORPORATION WILL MAIL TO THE HOLDER HEREOF A COPY OF SUCH RESTRICTIONS WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR ADDRESSED TO THE CORPORATION.


                          WARRANT FOR THE PURCHASE OF

               160,000 CLASS A COMMON SHARES, WITHOUT PAR VALUE,

                                       OF

                                WASTE-QUIP, INC.


         1. GENERAL TERMS OF WARRANT.

            This Is To Certify That, FOR VALUE RECEIVED, May Fab - Oklahoma, Inc., a Texas corporation ("Holder"), is entitled to purchase, subject to the provisions of this Warrant, from Waste- Quip, Inc., an Ohio corporation ("Waste-Quip"), One Hundred Sixty Thousand (160,000) duly authorized, validly issued, fully paid and nonassessable Class A Common Shares, without par value, of Waste- Quip, at an exercise price of Thirty-Five Dollars ($35.00) per share (hereafter, as adjusted in accordance with the provisions of this Warrant, the "Exercise Price"), at any time or from time to time during the period (the "Exercise Period") from May 26, 1994 to the earliest to occur of the following:

                  (a) the closing of a sale to an Unrelated Third Party (as defined in Section 2 below) of all or substantially all of the stock of Waste-Quip or of all or substantially all of the assets of Waste-Quip and its subsidiaries considered as a whole;

                  (b) the closing of a sale to an Unrelated Third Party of all or substantially all of the stock of Waste-Quip Manufacturing Company, an Ohio corporation;

                  (c) the closing of a sale to an Unrelated Third Party of all or substantially all of the assets comprising the container business then being operated by the May Fab Division of Waste-Quip Manufacturing Company in the States of Texas, Mississippi and Oklahoma for a purchase price (exclusive of the value of assumed trade payables and other normal current accruals other than the current portion of long-term debt) which is greater than twelve million dollars ($12,000,000); or

                  (d) May 26, 2001;

         2. DEFINITIONS.

            When used in this Warrant, the following terms in all of their tenses shall have the meanings assigned to them below.

                  (a) "Capital Reorganization" shall mean a consolidation or merger to which Waste-Quip is a party (other than a consolidation or merger in which Waste-Quip is a continuing corporation and which does not result in any reclassification of or change in the terms of, the outstanding Class A Common Shares.

                  (b) "Class A Common Shares" shall mean Class A Common Shares, without par value, of Waste-Quip or any other class of common shares of Waste-Quip into which Class A Common Shares may hereafter be converted.

                  (c) "Code of Regulations" shall mean the Amended and Restated Code of Regulations of Waste-Quip, as amended.

                  (d) "Common Shares" shall mean common shares, without par value of Waste-Quip, including Class A Common Shares.

                  (e) "Exercise Period" is defined in Section 1.

                  (f) "Exercise Price" is defined in Section 1.

                  (g) "Holder" is defined in Section 1.

                  (h) "May Fab" shall mean May Fabricating Company, Inc., a Texas corporation.

                  (i) "May Fab Shareholder" shall mean any of Robert A. May, Laura E. May, W. Alex May, Dennis D. Clark, Lawrence A. Woods, Diana M. Gomez and Robert A. Neuser.

                  (j) "Public Offering" shall mean an initial public offering of Waste-Quip's Common Shares or other equity security which yields gross proceeds to Waste-Quip (before expenses, underwriting discounts and commissions) of at least $5,000,000.

                  (k) "SEC" shall mean the Securities and Exchange Commission.

                  (l) "Securities Act" shall mean the Securities Act of 1933, as amended.

                  (m) "Shareholders" shall mean the holders of Common Shares of Waste-Quip.

                  (n) "Transfer" is defined in Section 5 hereof.

                  (o) "Unrelated Third Party" shall mean a person, corporation, partnership or other entity other than (a) Waste- Quip, (b) a person, corporation, partnership or other entity in control of, controlled by or under common control with, Waste-Quip, or (c) a Senior Lender (as defined in the Intercreditor and Subordination Agreement, dated May 26, 1994 by and among Waste-Quip, Waste-Quip Manufacturing Company, Holder and Sanwa Business Credit Corporation, among others).

                  (p) "Warrant" shall mean this Warrant for the purchase of 160,000 Class A Common Shares of Waste-Quip and any Warrants into which this Warrant may be divided, exchanged or combined.

                  (q) "Warrant Note" shall mean that certain non-interest bearing, subordinated promissory note issued by Waste-Quip Manufacturing Company, an Ohio corporation, to Holder in the principal amount of $3,200,000.

                  (r) "Warrant Register" is defined in Section 10 hereof.

                  (s) "Warrant Shares" shall mean the Class A Common Shares deliverable upon the exercise by Holder of this Warrant.

         3. EXERCISE OF WARRANT.

                  (a) This Warrant may be exercised in whole or in part, but only for increments of at least 10,000 Warrant Shares, at any time or from time to time during the Exercise Period.

         This Warrant shall be exercised by presentation and surrender of this Warrant to Waste-Quip at its principal office, together with an Exercise Form in the form of that attached hereto as Exhibit A, duly executed and accompanied by payment of the aggregate Exercise Price for the number of Warrant Shares specified in such Exercise Form and, if appropriate, the additional documentation required pursuant to Section 3(b) below and the terms of the Warrant Note. Notwithstanding the foregoing, in the event that Waste-Quip has delivered to Holder a written notice pursuant to Section 9(b)(iv) below, the Holder may make a conditional exercise of this Warrant by tendering the documentation required hereunder to Waste-Quip together with a written statement that such exercise is conditional upon and effective upon the consummation of the transaction described in the notice received by Holder. If such transaction has not been consummated within 120 days after the delivery of notice to Holder, the documentation and all funds deposited by Holder in connection with the exercise shall be promptly returned (together with interest on such funds calculated on the basis of a rate of 9% per annum), the exercise shall be deemed null and void and the provisions of Section 9(b)(iv) shall continue to apply with respect to any subsequently-proposed transaction.

                  (b) Subject to the provisions below, the aggregate Exercise Price for the Warrant Shares to be purchased may be tendered to Waste-Quip either (i) in cash, or (ii) by a combination of cash and a cancellation of a portion of the indebtedness of Waste-Quip to the Holder under the Warrant Note; PROVIDED, HOWEVER, that if the Holder elects to tender the aggregate Exercise Price in a combination of cash and the conversion of indebtedness under the Warrant Note, the amount of indebtedness to be converted shall be specified on the Exercise Form and shall not, in any event, exceed an amount equal to four-sevenths (4/7) of the aggregate Exercise Price. The balance of the aggregate Exercise Price must be tendered in cash. Any Exercise Price which is paid by converting indebtedness under the Warrant Note shall be applied against payments due under such Warrant Note in the manner specified in the Warrant Note. In using the Warrant Note to pay a portion of the Exercise Price, the Holder shall follow the procedures set forth herein and in the Warrant Note.

                  (c) As soon as practicable after each exercise of the Warrant hereunder, but not later than 30 days from the date of such exercise, Waste-Quip shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, in such denomination or denominations and registered in such name or names as the Holder shall have specified in the Exercise Form; PROVIDED, HOWEVER, that if a certificate or certificates for Warrant Shares are to be registered in a name or names other than the name of the Holder, such issuance and transfer shall be subject to the terms and restrictions of the Code of Regulations and, if the transfer of such Warrant Shares is not made pursuant to a Registration Statement under the Securities Act of 1933, as amended, the Holder shall deliver to Waste-Quip a legal opinion reasonably satisfactory to Waste-Quip to the effect that such transfer is not required to be registered under the Securities Act of 1933, as amended. If this Warrant is exercised in part only, Waste-Quip shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant to the Holder, substantially in the form hereof, evidencing the right of the Holder to purchase the balance of the Warrant Shares covered by this Warrant.

                  (d) Upon receipt by Waste-Quip of this Warrant at its principal office, in proper form for exercise (together with such other documents or items referenced or required above), the Holder or its designee shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the share transfer books of Waste-Quip shall then be closed or that certificates representing such Warrant Shares shall not then be physically delivered to the Holder or its designee.

         4. NO FRACTIONAL SHARES; RESERVATION OF SHARES.

                  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of these Warrants. In lieu of issuing a fraction of a share, the number of Warrant Shares to be received upon any exercise shall be rounded up or down, as the case may be, to the nearest whole number. Waste-Quip shall at all times reserve and keep available, free from preemptive rights, for issuance and/or delivery upon exercise of this Warrant, such number of its duly authorized and unissued Class A Common Shares, or Class A Common Shares held in its treasury, as shall be required for issuance and delivery of Warrant Shares upon exercise in full of this Warrant. Upon issuance, the Warrant Shares shall be duly authorized, validly issued, fully paid and nonassessable.

         5. ASSIGNMENT AND TRANSFER.

                  (a) Holder shall not give, sell, assign, transfer (by operation of law or otherwise, including transfers pursuant to divorce or separation, but excluding testamentary disposition), pledge, mortgage, hypothecate or otherwise dispose of ("Transfer") this Warrant without the prior written approval of Waste-Quip; PROVIDED, HOWEVER, that this restriction shall not apply to the Transfer, pursuant to the liquidation and dissolution of Holder, of this Warrant to a May Fab Shareholder who has executed a Power of Attorney and Agency Agreement in the form of that attached hereto as Exhibit B, pursuant to which Robert A. May (or in the event of his inability to serve, another shareholder who is reasonably satisfactory to Waste-Quip) is appointed as the attorney-in-fact for the May Fab Shareholders and has the exclusive right to exercise this Warrant on their behalf. Notwithstanding the foregoing, no proposed Transfer of this Warrant shall be effective unless and until the transferor provides to Waste-Quip: (i) such investment representations of the proposed transferee as Waste-Quip may reasonably request; (ii) a duly executed Assignment Form, in the form of that attached hereto as Exhibit C, together with funds sufficient to pay any transfer tax;
         (iii) a legal opinion or other evidence which is reasonably satisfactory to Waste-Quip that such transfer may be effected without registration under the Securities Act of 1933, as amended; (iv) such evidence as is reasonably satisfactory to Waste-Quip that the transferee has also received in such Transfer an assignment of the Securities Agreement by and between Waste-Quip and Holder (the "Securities Agreement"), the Subordinated Note Guaranty executed by Waste-Quip in favor of Holder and May Fab -Mississippi, Inc. (the "Subordinated Guaranty") and a proportionate part of the Warrant Note; and (v) a written acknowledgement, in form and substance reasonably satisfactory to Waste-Quip, executed by the proposed transferee, pursuant to which such transferee agrees to be bound by the terms and provisions set forth herein and in the Warrant Note, the Securities Agreement, the Subordinated Guaranty and the Intercreditor and Subordination Agreement by and among, INTER ALIA, Waste-Quip, Holder and Sanwa Business Credit Corporation. Upon compliance with the provisions of this Section 5(a), Waste-Quip shall execute and deliver a new Warrant or Warrants in the name or names of the transferee or transferees and in the denomination or denominations specified in such instrument of transfer, and this Warrant shall promptly be cancelled. If less than all of this Warrant is assigned, a new Warrant shall be issued and delivered to the Holder hereof for the portion of this Warrant that is not assigned.

                  (b) Upon receipt by Waste-Quip of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and of reasonably satisfactory indemnification, Waste-Quip will execute and deliver a new Warrant of like tenor and date exercisable for an equivalent number of Class A Common Shares.

         6. RIGHTS OF HOLDER.

            The Holder shall not, by virtue hereof, be entitled to any rights as a shareholder of Waste-Quip, either at law or in equity, and the rights of the Holder are limited to those expressed or incorporated in this Warrant and are not enforceable against Waste-Quip except to the extent set forth or incorporated herein.

         7. ADJUSTMENT AND ANTI-DILUTION PROVISIONS.

            Subject to the provisions of Section 4, the number and kind of securities issuable upon the exercise of this Warrant shall be adjusted from time to time upon the happening of certain events as follows:

                  (a) Immediately upon the delivery by Waste-Quip Manufacturing Company of any payment under the Warrant Note, the number of Warrant Shares which remain subject to purchase upon the exercise of this Warrant shall be decreased by a number which is equal to: (i) the amount of such payment under the Warrant Note; DIVIDED BY (ii) a number which is equal to four-sevenths (4/7) multiplied by the then applicable Exercise Price.

                  (b) If Waste-Quip:

                           (i) declares a dividend or makes a distribution on
                  its outstanding Class A Common Shares in Class A Common
                  Shares;

                           (ii) subdivides or reclassifies its outstanding Class
                  A Common Shares into a greater number of shares; or

                           (iii) combines or reclassifies its outstanding Class
                  A Common Shares into a smaller number of shares;

         then, the number of Warrant Shares subject to purchase upon the exercise of this Warrant shall be adjusted, effective at the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, to a number of Warrant Shares determined by multiplying the number of Warrant Shares subject to purchase upon the exercise of this Warrant determined without regard to any adjustment in connection with such dividend, distribution, subdivision, combination or reclassification by a fraction, the numerator of which shall be the number of Class A Common Shares outstanding immediately after giving effect to such dividend, distribution, subdivision, combination or reclassification, and the denominator of which shall be the number of Class A Common Shares outstanding immediately before giving effect to such dividend, distribution, subdivision, combination or reclassification. Upon the occurrence of an event or transaction described in (i) through (iii) above, the Exercise Price shall also be adjusted, effective immediately after the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, to a price determined by multiplying the Exercise Price in effect immediately prior to such record date or effective date by a fraction, the numerator of which shall be the number of Class A Shares of Waste-Quip outstanding immediately before giving effect to such dividend, distribution, subdivision, combination or reclassification, and the denominator of which shall be the number of Class A Shares of Waste-Quip outstanding after giving effect to such dividend, distribution, subdivision, combination or reclassification.

                  (c) Waste-Quip may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by Waste-Quip) to make any computation required by this Section 7, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                  (d) In the event that at any time, as a result of an adjustment made pursuant to subparagraph 7(b) above, the Holder of this Warrant thereafter shall become entitled to receive any shares of Waste-Quip other than Class A Common Shares, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Class A Common Shares contained herein.

                  (e) As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 7, Waste-Quip shall take any action which may be necessary in order that Waste-Quip may thereafter validly and legally issue as fully paid and nonassessable all Warrant Shares which the Holder of this Warrant is entitled to receive upon the exercise thereof.

                  (f) Waste-Quip shall, as a condition precedent to the consummation of any Capital Reorganization, cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant at any time prior to its expiration, to purchase the kind and amount of shares of stock and other securities and property (including cash) which would have been receivable upon such Capital Reorganization by such Holder if this Warrant had been exercised in full immediately prior to such Capital Reorganization. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section 7(f) shall similarly apply to successive Capital Reorganizations. In the event that in connection which any such Capital Reorganization additional Class A Common Shares are issued in exchange, conversion, substitution or payment, in whole or in part, for a security of Waste-Quip other than Class A Common Shares, any such issue shall be treated as an issue of Class A Common Shares covered by the provisions of Section 7
         (b) above.

                  (g) If any event occurs as to which the foregoing provisions of this Section 7 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors of Waste-Quip, fairly protect the purchase rights of the Holder in accordance with the essential intent and principles of such provisions, then such Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of such Board, to protect such purchase rights as aforesaid.

         8. OFFICER'S CERTIFICATE.

            Whenever the number of Warrant Shares subject to purchase upon exercise of this Warrant is adjusted as required by the provisions of Section 7, Waste-Quip shall forthwith file in the custody of its Secretary or an Assistant Secretary, at its principal office, an officer's certificate showing the adjusted number of Warrant Shares subject to purchase upon exercise of this Warrant determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder of this Warrant and Waste-Quip shall, forthwith after each such adjustment, mail a copy of such officer's certificate by certified mail, postage prepaid, to such Holder.

         9. NOTICES TO WARRANT HOLDER.

            So long as this Warrant is outstanding, (a) in the event of a Capital Reorganization, or (b) if Waste-Quip or, in the case of subsection (iv) below, Waste-Quip Manufacturing Company, proposes to (i) pay any dividend or make any distribution upon the Class A Common Shares, (ii) offer to the holders of Class A Common Shares for subscription or purchase by them any shares of capital stock of any class or series or any other rights, (iii) take any action with respect to any voluntary or involuntary dissolution, liquidation or winding up of Waste-Quip, or (iv) enter into any of the transactions described in
Section 1(a)-(c) above, then in any such case, Waste-Quip shall cause to be mailed by certified mail, postage prepaid, to the Holder, at least 60 days prior the date specified in (A) or (B) below, as the case may be, a notice containing a brief description of the proposed action which shall, to the extent possible, set forth such facts as shall be reasonably necessary to indicate the effect of such action on the number, kind or class of the Warrant Shares or on the expiration of the Warrant, and shall state (A) the date on which a record, if any, is to be taken for the purpose of such action or transaction, and (B) the approximate date on which such action is to be taken or transaction is to occur. Notwithstanding anything to the contrary herein, the giving of any notice pursuant to this Section 9 shall not obligate Waste-Quip to complete any such action.

         10. SECURITIES AGREEMENT.

             Simultaneously with the delivery of this Warrant, Waste- Quip, Holder and each other person or entity entitled to the issuance of Class A Common Shares upon exercise of this Warrant is entering into a Securities Agreement of even date herewith (the "Securities Agreement") pursuant to which the Holder and such other persons or entities are granted certain registration rights with respect to the Class A Common Shares issuable upon exercise of this Warrant and make certain representations and undertakings with respect to their receipt of this Warrant and the Class A Common Shares issuable hereunder.

         11. NOTICES.

             All notices shall be in writing delivered as follows:

                  (a) If to Waste-Quip, to:

                      Waste-Quip, Inc.
                      25800 Science Park Drive, Suite 140
                      Beachwood, Ohio 44122
                      Attn: Charles W. Walton, Chairman and
                            Chief Executive Officer

                      With a copy to:

                      Calfee, Halter & Griswold
                      Suite 1800
                      800 Superior Avenue
                      Cleveland, Ohio 44114-2688
                      Attention: Dale C. LaPorte, Esq.

                  (b) If to Holder to:

                      Robert A. May
                      c/o MFOK, Inc.
                      P. O. Box 101
                      Beeville, Texas 78104

                      With a copy to:

                      Daryl B. Crown, P.C.
                      11810 Village Park Circle
                      Houston, Texas 77024
or to such other address as may have been designated in a prior notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received by the person to whom the notice is addressed or any other person with apparent authority to accept notices on behalf of the person to whom the notice is addressed.

         12. AMENDMENTS.

             The provisions of this Warrant may be amended, modified or waived if such amendment, modification or waiver is in writing and is signed by Waste-Quip and by the Holder.


             IN WITNESS WHEREOF, Waste-Quip, Inc. has caused this Warrant to be executed this 26th day of May, 1994.



                                 WASTE-QUIP, INC.

                                 By  /s/ Charles W. Walton
                                     ------------------------------------------
                                 Its Chairman
                                     ------------------------------------------

                                                                       EXHIBIT A


                                  EXERCISE FORM


                                                     Dated: _____________, _____

             The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing _____ Warrant Shares at an Exercise Price of $__________ per share, for an aggregate Exercise Price of $__________. The undersigned hereby tenders payment of the aggregate Exercise Price as follows:



                                                                                *Portion of aggregate
                                                                                 Exercise Price to be
                                                                            applied to conversion
  Aggregate                           Cash portion of                          of indebtedness
Exercise Price                aggregate Exercise Price                          under the Warrant Note
--------------                ------------------------                      ---------------------------
$                                  $                                            $
 --------------                     ----------------                             -----------------


                     INSTRUCTIONS FOR REGISTRATION OF STOCK
                     --------------------------------------

Name of Holder
                  --------------------------------------------------------------
                   (Please typewrite or print in block letter)

Address
        ------------------------------------------------------------------------
                  Signature
                            ----------------------------------------------------
                  Address
                           -----------------------------------------------------





* This amount may not exceed an amount equal to four-sevenths (4/7) multiplied by the aggregate Exercise Price.